Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of organization
SolarEdge Technologies Ltd.	Israel
SolarEdge Manufacturing Ltd.	Israel
SolarEdge Technologies GmbH	Germany
SolarEdge Technologies (China) Co., Ltd.	China
SolarEdge Technologies (Australia) Pty Ltd.	Australia
SolarEdge Technologies (Canada) Ltd.	Canada
SolarEdge Technologies (Holland) B.V.	The Netherlands
SolarEdge Technologies (Japan) Co., Ltd.	Japan
SolarEdge Technologies (France) SARL.	France
SolarEdge Technologies (UK) Ltd.	United Kingdom
SolarEdge Technologies Italy S.r.l	Italy
SolarEdge Technologies (Bulgaria) Ltd.	Bulgaria
Guangzhou SolarEdge Machinery Technical Consulting Co. Ltd.	China
SOLAREDGE TEKNOLOJİ A.Ş.	Turkey
SolarEdge Technologies (Belgium) SPRL	Belgium
SolarEdge Technologies SRL.	Romania
SolarEdge Technologies (India) Private Limited	India
SolarEdge Technologies Taiwan Co., Ltd.	Taiwan
SolarEdge Technologies Korea Co., Ltd.	South Korea
SolarEdge Critical Power U.K. Limited	United Kingdom
Solaredge Do Brasil Comércio De Equipamentos Fotovoltaicos E Serviços De Marketing E Apoio Ao Cliente Ltda	Brazil
SolarEdge Technologies (Vietnam) Company Limited	Vietnam
SolarEdge Technologies (Hungary) Kft.	Hungary
SolarEdge Technologies (Poland) Sp. z o.o	Poland
SolarGik, Ltd.	Israel
SolarEdge Technologies Mexico S.DE R.L. DE C.V.	Mexico
SolarEdge Consulting Inc.	USA
SolarEdge Technologies Holding Inc.	USA
SolarEdge Technologies (Switzerland) GmbH	Switzerland
SolarEdge Technologies (Spain) Sociedad Limitada	Spain
Fonto Power Ltd.	Israel
SolarEdge Manufacturing Inc.	USA
Hark Systems Ltd.	United Kingdom
Wevo Energy Ltd.	Israel
Wevo Energy Inc.	USA
Wevo Energy UK Ltd.	United Kingdom
SolarEdge Technologies (Thailand) Ltd.	Thailand